                                                                EXHIBIT 99(c)(1)


                         AGREEMENT AND PLAN OF MERGER

                                     AMONG

                       UNITED TECHNOLOGIES CORPORATION,

                              SPHERE CORPORATION

                                      and

                             CADE INDUSTRIES, INC.

                         Dated as of October 21, 1999

                               TABLE OF CONTENTS

                                   ARTICLE I
                                   THE OFFER


 SECTION 1.01  The Offer.............................................  1
 SECTION 1.02  Company Actions.......................................  3
 SECTION 1.03  Shareholder Lists.....................................  3
 SECTION 1.04  Directors.............................................  4


                                   ARTICLE II
                                   THE MERGER


 SECTION 2.01  The Merger............................................  4
 SECTION 2.02  Consummation of the Merger............................  5
 SECTION 2.03  Effects of the Merger.................................  5
 SECTION 2.04  Articles of Incorporation and Bylaws..................  5
 SECTION 2.05  Directors and Officers................................  5
 SECTION 2.06  Conversion of Shares..................................  5
 SECTION 2.07  Conversion of Common Stock of Purchaser...............  5
 SECTION 2.08  Shareholders' Meeting.................................  5
 SECTION 2.09  Merger Without Meeting of Shareholder.................  6
 SECTION 2.10  Withholding Taxes.....................................  6


                                  ARTICLE III
                DISSENTING SHARES; PAYMENT FOR SHARES; OPTIONS


 SECTION 3.01  Dissenting Shares.....................................  6
 SECTION 3.02  Payment for Shares....................................  7
 SECTION 3.03  Closing of the Company's Transfer Books...............  8
 SECTION 3.04  Existing Stock Options................................  8
 SECTION 3.05  Other Equity Based Awards.............................  8


                                  ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY


 SECTION 4.01  Organization and Qualification........................  9
 SECTION 4.02  Capitalization........................................  9
 SECTION 4.03  Authority for this Agreement.......................... 10
 SECTION 4.07  Consents and Approvals; No Violation.................. 11
 SECTION 4.05  Reports; Financial Statements......................... 11
 SECTION 4.04  Absence of Certain Changes............................ 12
 SECTION 4.07  Schedule 14D-9; Offer Documents and Proxy Statement... 13
 SECTION 4.08  Brokers............................................... 13
 SECTION 4.09  Employee Benefit Matters.............................. 14
 SECTION 4.10  Litigation, etc....................................... 17
 SECTION 4.11  Tax Matters........................................... 17

 SECTION 4.12  Compliance with Law; No Default....................... 18
 SECTION 4.13  Environmental Matters................................. 19
 SECTION 4.14  Intellectual Property................................. 20
 SECTION 4.15  Real Property......................................... 21
 SECTION 4.16  Year 2000............................................. 21
 SECTION 4.17  Material Contracts.................................... 21
 SECTION 4.18  Related Party Transactions............................ 22
 SECTION 4.19  State Takeover Statutes Inapplicable.................. 22
 SECTION 4.20  Rights Agreement...................................... 23
 SECTION 4.21  Required Vote of Company Shareholders................. 23


                                   ARTICLE V
            REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER


 SECTION 5.01  Organization and Qualification........................ 23
 SECTION 5.02  Authority for this Agreement.......................... 23
 SECTION 5.03  Offer Documents; Proxy Statement...................... 24
 SECTION 5.04  Consents and Approvals; No Violation.................. 24
 SECTION 5.05  Operations of Purchaser............................... 24
 SECTION 5.06  Brokers............................................... 25


                                  ARTICLE VI
                                   COVENANTS


 SECTION 6.01  Conduct of Business of the Company.................... 25
 SECTION 6.02  No Solicitation....................................... 27
 SECTION 6.03  Access to Information................................. 29
 SECTION 6.04  Reasonable Best Efforts............................... 29
 SECTION 6.05  Indemnification and Insurance......................... 30
 SECTION 6.06  Employee Matters...................................... 31
 SECTION 6.07  Takeover Laws......................................... 31
 SECTION 6.08  Proxy Statement....................................... 31
 SECTION 6.09  Notification of Certain Matters....................... 32
 SECTION 6.10  Subsequent Filings.................................... 32
 SECTION 6.11  Press Releases........................................ 32


                                  ARTICLE VII
                   CONDITIONS TO CONSUMMATION OF THE MERGER


 SECTION 7.01  Conditions to Each Party's Obligation to Effect
                the Merger........................................... 33

                                 ARTICLE VIII
                        TERMINATION; AMENDMENT; WAIVER


 SECTION 8.01  Termination........................................... 33
 SECTION 8.02  Effect of Termination................................. 34
 SECTION 8.03  Fees and Expenses..................................... 34
 SECTION 8.04  Amendment............................................. 35

 SECTION 8.05  Extension; Waiver; Remedies........................... 35


                                  ARTICLE IX
                                 MISCELLANEOUS


 SECTION 9.01  Survival of Representations and Warranties............ 36
 SECTION 9.02  Entire Agreement; Assignment.......................... 36
 SECTION 9.03  Jurisdiction.......................................... 36
 SECTION 9.04  Validity.............................................. 36
 SECTION 9.05  Notices............................................... 37
 SECTION 9.06  Governing Law......................................... 38
 SECTION 9.07  Descriptive Headings.................................. 38
 SECTION 9.08  Parties in Interest................................... 38
 SECTION 9.09  Counterparts.......................................... 38
 SECTION 9.10  Certain Definitions................................... 38

 EXHIBIT A...........................................................A-1

                           Glossary of Defined Terms
                           -------------------------



Defined Terms                                        Defined in Section
-------------                                        ------------------

Acquisition Proposal                                 Section 6.02(f)
Agreement                                            Opening Paragraph
Authorizations                                       Section 4.13(a)(ii)
Baird                                                Section 1.02
Certificates                                         Section 3.02(b)
Closing                                              Section 2.02
Code                                                 Section 2.10
Common Stock                                         Section 1.01(a)
Company Permits                                      Section 4.12(a)
Company SEC Reports                                  Section 4.05(a)
Company Securities                                   Section 4.02(a)
Company                                              Opening Paragraph
Company Benefits Plans                               Section 4.09(f)
Confidentiality Agreement                            Section 1.02(a)
Continuing Directors                                 Section 1.04(b)
Copyrights                                           Section 4.14(d)(ii)
Disclosure Letter                                    Article IV
Dissenting Shares                                    Section 3.01
Effective Time                                       Section 2.02
Environmental Disclosure Requirements                Section 4.13(h)
Environmental Law                                    Section 4.13(e)
ERISA                                                Section 4.09(f)
Exchange Act                                         Section 1.01(a)
Existing Stock Option                                Section 3.04
Expenses                                             Section 8.03(b)
Expiration Date                                      Exhibit A
FAA                                                  Section 4.12(b)
Governmental Entity                                  Section 4.04
Hazardous Substance                                  Section 4.13(f)
HSR Act                                              Section 4.04
Legal Requirements                                   Section 4.04
Material Adverse Effect                              Section 9.10
Material Contract                                    Section 4.17
Merger Agreement                                     Exhibit A
Merger Consideration                                 Section 2.06
Merger                                               Section 2.01
Offer                                                Section 1.01(a)
Offer Conditions                                     Section 1.01(a)
Offer Documents                                      Section 1.01(b)
Offer Price                                          Section 1.01(a)

Option Consideration                                 Section 3.04
Option                                               Recitals
Parent                                               Opening Paragraph
Paying Agent                                         Section 3.02(a)
Payment Fund                                         Section 3.02(a)
Person                                               Section 9.10
Plan                                                 Section 4.09(f)
Potential Acquiror                                   Section 6.02(b)
Preferred Stock                                      Section 4.02(a)
Preliminary Proxy Statement                          Section 6.08
Proceeding                                           Section 4.10
Proprietary Rights                                   Section 4.14
Proxy Statement                                      Section 4.07(b)
Purchaser                                            Opening Paragraph
Real Property Leases                                 Section 4.15(b)
Release                                              Section 4.13(g)
Rights                                               Section 1.01(a)
Rights Agreement                                     Section 1.01(a)
Schedule 14D-1                                       Section 1.01(b)
Schedule 14D-9                                       Section 1.02(b)
SEC                                                  Section 1.01(a)
Shares                                               Section 1.01(a)
Shareholder Option Agreement                         Recitals
Special Meeting                                      Section 2.08
Stock Awards                                         Section 3.05
Stock Option Plans                                   Section 3.04
Subsidiary                                           Section 9.10
Subsidiary Securities                                Section 4.02(b)
Superior Proposal                                    Section 6.02(f)
Surviving Corporation                                Section 2.01
Takeover Laws                                        Section 1.02(a)
Tax                                                  Section 4.11(b)
Tax Returns                                          Section 4.11(b)
Termination Fee                                      Section 8.03(b)
Year 2000 Compliant                                  Section 4.16
WBCL                                                 Recitals

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

          AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of October
                                              ---------
21, 1999, among United Technologies Corporation, a Delaware corporation

("Parent"), Sphere Corporation, a Wisconsin corporation and a wholly owned
  ------
subsidiary of Parent ("Purchaser"), and Cade Industries, Inc., a Wisconsin
                       ---------
corporation (the "Company").
                  -------

                                    RECITALS

          WHEREAS, the Boards of Directors of Purchaser and the Company have each determined that this Agreement and the transactions contemplated hereby, including the Merger (as defined in Section 2.01), are advisable and fair to, and in the best interests of, their respective shareholders;

          WHEREAS, the Board of Directors of the Company has unanimously adopted resolutions approving the acquisition of the Company by Parent, this Agreement and the transactions contemplated hereby and the Shareholder Option Agreement (as defined below), and has agreed to recommend that the Company's shareholders approve the plan of merger (as such term is used in Section 180.1101 of the Wisconsin Business Corporation Law (the "WBCL")) contained in this Agreement and
                                         ----
the transactions contemplated hereby and tender their Shares (as defined below) in the Offer (as defined below);

          WHEREAS, concurrently with the execution hereof and in order to induce Parent and Purchaser to enter into this Agreement, Purchaser is entering into a Shareholder Option Agreement dated as of the date hereof (the "Shareholder
                                                               -----------
Option Agreement") with the shareholders of the Company named therein under
----------------
which each such shareholder is, among other things, agreeing to tender all of such shareholder Shares in the Offer and granting Parent an irrevocable option (the "Option") to purchase all of such shareholder's Shares upon the terms and
      ------
conditions specified therein; and

          WHEREAS, Parent, Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

          NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE OFFER

          SECTION 1.01  The Offer.
                        ---------

          (a) (i) Provided that this Agreement shall not have been terminated in accordance with Section 8.01 and that none of the events set forth in clause
(iii) of Exhibit A hereto shall have occurred or be existing, Purchaser shall, and Parent shall cause Purchaser to, as promptly as practicable (but in no event later than five business days following the public announcement of the terms of this Agreement) commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) an offer to
                                       ------------
purchase all outstanding shares of common stock of the Company, par value $0.001 per share (the "Common Stock"), including the associated Common Stock purchase
                ------------
rights (the "Rights") issued pursuant to the Rights Agreement dated as of August
             ------
4, 1998 (the "Rights Agreement") between the Company and Firstar Bank Milwaukee,
              ----------------
N.A. (formerly named Firstar Trust Company), as Rights Agent (the Common Stock and the Rights are hereinafter referred to as the "Shares"), at a price (such
                                                   ------
price, or any higher price as may be paid in the Offer, the "Offer Price") of
                                                             -----------
$5.05 per Share, net to the seller in cash (the "Offer"). The obligation of
                                                 -----
Purchaser to consummate the Offer and to accept for payment and to pay for any Shares tendered pursuant thereto shall be subject to only those conditions set forth in Exhibit A hereto (the "Offer Conditions"), any of which may be waived
                                ----------------
by Purchaser in its sole discretion. The initial expiration date of the Offer shall be the twenty first business day following the commencement of the Offer (determined in accordance with Rule 14d-1(e)(6) under the Exchange Act). Purchaser expressly reserves the right to modify the terms of the Offer, except that, without the prior written consent of the Company, Purchaser shall not (A) decrease or change the form of the consideration payable in the Offer, (B) decrease the number of Shares sought pursuant to the Offer, (C) impose additional conditions to the Offer, (D) change the conditions to the Offer or
(E) make any other change in the terms or conditions of the Offer which is materially adverse to the holders of Shares.

          (ii) Subject to the terms and conditions of this Agreement and to the satisfaction or waiver of the Offer Conditions as of any scheduled expiration of the Offer, Purchaser shall accept for payment and pay for Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after such expiration. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (A) extend the Offer if at any scheduled expiration of the Offer any of the Offer Conditions have not been satisfied or waived, (B) if less than 90% of the outstanding Shares have been validly tendered and not properly withdrawn pursuant to the Offer, extend the Offer from time to time (but in no event beyond ten business days beyond the then scheduled expiration date of the Offer) for the shortest period of time reasonably determined by Parent as may be necessary to obtain the valid tender of 90% of the outstanding Shares and (C) extend the Offer for any period required by any regulation, interpretation or position of the Securities and Exchange Commission (the "SEC")
                                                                           ---
or the staff thereof applicable to the Offer. In addition, the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such increase in each case without the consent of the Company.

          (b) On the date of commencement of the Offer, Parent and Purchaser shall file or cause to be filed with the SEC a Tender Offer Statement on
Schedule 14D-1 (together with all amendments and supplements thereto, the

"Schedule 14D-1")  with respect to the Offer which shall contain the offer to
---------------
purchase and related letter of transmittal and other ancillary Offer documents and instruments pursuant to which the Offer will be made (collectively with any supplements or amendments thereto, the "Offer Documents"). The Company and its
                                        ---------------
counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to their filing with the SEC. Parent and Purchaser agree to provide the Company with, and to consult with the Company regarding, any comments that may be received from the SEC or its staff with respect to the Offer Documents promptly after receipt thereof. Parent, Purchaser and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and Parent and Purchaser further agree to take all steps necessary to cause the Offer

Documents as so corrected to be filed with the SEC and be disseminated to holders of Shares, in each case, as and to the extent required by applicable law.

          SECTION 1.02  Company Actions.  (a)  The Company hereby consents to
                        ---------------
the Offer and represents and warrants that (i) the making of any offer and proposal and the taking of any other action by Parent or Purchaser in connection with this Agreement and the Shareholder Option Agreement and the transactions contemplated hereby and thereby have been consented to by the Board of Directors of the Company in accordance with the terms and provisions of the Confidentiality Agreement, dated September 22, 1999 between Parent and the Company (the "Confidentiality Agreement"), (ii) its Board of Directors (at a
              -------------------------
meeting or meetings duly called and held prior to the date hereof) has unanimously (A) determined that the Offer and the Merger (as hereinafter defined) are advisable and fair to and in the best interests of, the shareholders of the Company, (B) resolved to recommend acceptance of the Offer and approval and adoption of a plan of merger (as such term is used in Section
180.1101 of the WBCL) contained in this Agreement by the shareholders of the Company, (C) irrevocably taken, if and to the extent applicable, all necessary steps to render Sections 180.1130 to 180.1150 of the WBCL inapplicable to the Merger, the Shareholder Option Agreements and the acquisition of Shares pursuant to the Offer and the Option and (D) irrevocably resolved to elect, to the extent permitted by law, not to be subject to any "moratorium", "control share acquisition", "business combination", "fair price" or other form of anti-takeover laws and regulations (collectively, "Takeover Laws") of any
                                              -------------
jurisdiction that may purport to be applicable to this Agreement or the Shareholder Option Agreement and (iii) Robert W. Baird & Co. Incorporated ("Baird"), the Company's independent financial advisor, has advised the Company's Board of Directors that, in its opinion, the consideration to be paid in the Offer and the Merger to the Company's shareholders is fair, from a financial point of view, to such shareholders.

          (b) Upon commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") containing the
                                         --------------
recommendations of its Board of Directors described in Section 1.02(a) and hereby consents to the inclusion of such recommendations in the Offer Documents and to the inclusion of a copy of the Schedule 14D-9 with the Offer Documents mailed or furnished to the Company's shareholders. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review and comment on the
Schedule 14D-9 prior to its filing with the SEC. The Company agrees to provide Parent and Purchaser with, and to consult with Parent and Purchaser regarding, any comments that may be received from the SEC or its staff with respect to the
Schedule 14D-9 promptly upon receipt thereof. Parent, Purchaser and the Company each agrees promptly to correct any information provided by it for use in the
Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and the Company further agree to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and be disseminated to holders of Shares, in each case, as and to the extent required by applicable law.

          SECTION 1.03  Shareholder Lists.  In connection with the Offer, the
                        -----------------
Company shall promptly furnish Parent and Purchaser with mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of the latest practicable date and shall furnish Parent and Purchaser with such information and assistance (including periodic updates of such information) as Parent or

Purchaser or their agents may reasonably request in communicating the Offer to the record and beneficial holders of the Shares.

          SECTION 1.04  Directors.  (a)  Promptly upon the purchase by Purchaser
                        ---------
pursuant to the Offer or otherwise of such number of Shares as represents at least a majority of the outstanding Shares, and from time to time thereafter, Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as will give Purchaser representation on the Board of Directors of the Company equal to the product of the number of directors on the Board of Directors of the Company and the percentage that such number of Shares so purchased bears to the number of Shares outstanding, and the Company shall, upon request by Purchaser, promptly increase the size of the Board of Directors of the Company or use its best efforts to secure the resignations of such number of directors as is necessary to provide Purchaser with such level of representation and shall cause Purchaser's designees to be so elected. The Company will also use its best efforts to cause persons designated by Purchaser to constitute the same percentage as is on the entire Board of Directors of the Company to be on (i) each committee of the Board of Directors of the Company and (ii) each Board of Directors and each committee thereof of each Subsidiary of the Company. The Company's obligations to appoint designees to its Board of Directors shall be subject to Section 14(f) of the Exchange Act. At the request of Purchaser, the Company shall take all actions necessary to effect any such election or appointment of Purchaser's designees, including mailing to its shareholders the information required by Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder which, unless Purchaser otherwise elects, shall be so mailed together with the Schedule 14D-9. Parent and Purchaser will promptly supply to the Company all information with respect to themselves and their respective officers, directors and affiliates required by such Section and Rule.

          (b) Following the election or appointment of Purchaser's designees pursuant to Section 1.04(a) and prior to the Effective Time (as defined below), and so long as there shall be at least one Continuing Director (as defined below), any amendment of this Agreement requiring action by the Board of Directors of the Company, any extension of time for the performance of any of the obligations or other acts of Parent or Purchaser under this Agreement and any waiver of compliance with any of the agreements or conditions under this Agreement for the benefit of the Company will require the concurrence of a majority of the directors of the Company then in office who are directors of the Company on the date hereof (the "Continuing Directors").
                                 --------------------

                                   ARTICLE II

                                   THE MERGER

          SECTION 2.01  The Merger. Upon the terms and subject to the conditions
                        ----------
hereof, and in accordance with the relevant provisions of the WBCL, Purchaser shall be merged with and into the Company (the "Merger") as soon as practicable
                                                ------
following the satisfaction or waiver, if permissible, of the conditions set forth in Article VII hereof. The Company shall be the surviving corporation in the Merger (the "Surviving Corporation") and shall continue its existence under
                 ---------------------
the laws of Wisconsin. In connection with the Merger, the separate corporate existence of Purchaser shall cease. Upon the election of Parent, the Merger may be structured so that the Company shall be merged with and into Purchaser, with Purchaser continuing as the

Surviving Corporation; provided, however, that the Company shall be deemed not
                       --------  -------
to have breached any of its representations, warranties or covenants herein if and to the extent such breach would have been attributable solely to such election.

          SECTION 2.02  Consummation of the Merger. Subject to the provisions of
                        --------------------------
this Agreement, Purchaser and the Company shall cause the Merger to be consummated by filing with the Department of Financial Institutions of the State of Wisconsin a duly executed and verified articles of merger, as required by the WBCL, and shall take all such other and further actions as may be required by law to make the Merger effective. Prior to the filing referred to in this Section, a closing (the "Closing") will be held at the offices of Cleary,
                         -------
Gottlieb, Steen & Hamilton, One Liberty Plaza, New York, New York (or such other place as the parties may agree) for the purpose of confirming all the matters contained herein. The time the Merger becomes effective in accordance with applicable law is referred to as the "Effective Time."
                                      --------------

          SECTION 2.03  Effects of the Merger.  The Merger shall have the
                        ---------------------
effects set forth herein and in the applicable provisions of the WBCL.

          SECTION 2.04  Articles of Incorporation and Bylaws. The Articles of
                        ------------------------------------
Incorporation and the Bylaws of Purchaser, in each case as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and Bylaws of the Surviving Corporation.

          SECTION 2.05  Directors and Officers.  The directors of Purchaser
                        ----------------------
immediately prior to the Effective Time and the officers of the Company immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation until their death, permanent disability, resignation or removal or until their respective successors are duly elected and qualified.

          SECTION 2.06  Conversion of Shares.  Each Share issued and outstanding
                        --------------------
immediately prior to the Effective Time (other than Shares owned by Parent, Purchaser or any Subsidiary of Parent, Purchaser or the Company or held in the treasury of the Company, all of which shall be canceled without consideration being exchanged therefor, and other than Dissenting Shares, as defined in
Section 3.01 hereof) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted at the Effective Time into the right to receive in cash an amount per Share (subject to any applicable withholding tax specified in Section 2.10 hereof) equal to the Offer Price, without interest (the "Merger Consideration"), upon the surrender of the
                       --------------------
certificate representing such Shares as provided in Section 3.02. At the Effective Time, each Existing Stock Option (as defined below) shall be converted into the right to receive the Existing Stock Option Consideration (as defined below) pursuant to Section 3.04 hereof.

          SECTION 2.07  Conversion of Common Stock of Purchaser.  Each share of
                        ---------------------------------------
common stock, $0.01 par value, of Purchaser issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one share of common stock of the Surviving Corporation.

          SECTION 2.08  Shareholders' Meeting'.  Unless the Merger is
                        ---------------------
consummated in accordance with Section 180.1104 of the WBCL as contemplated by
Section 2.09, and subject to
applicable law, the Company, acting through its Board of Directors, shall, in accordance with applicable law, duly call, give notice of, convene and hold a special meeting (the "Special Meeting") of its shareholders as soon as
                      ---------------
practicable following the consummation of the Offer for the purpose of adopting the plan of merger (within the meaning of Section 180.1101 of the WBCL) set forth in this Agreement; and include in the Proxy Statement (as defined below) the recommendation of its Board of Directors that shareholders of the Company vote in favor of the adoption of the plan of merger set forth in this Agreement. Parent and Purchaser each agree that, at the Special Meeting, all of the Shares acquired pursuant to the Offer, the Option or otherwise by Parent or Purchaser or any of their affiliates will be voted in favor of the Merger.

          SECTION 2.09  Merger Without Meeting of Shareholders.  If Purchaser,
                        --------------------------------------
or any other direct or indirect Subsidiary of Parent, shall hold at least 90 percent of the outstanding shares of each class of capital stock of the Company and Parent elects, in its sole discretion, to consummate the Merger in accordance with Section 180.1104 of the WBCL without a meeting of shareholders of the Company, each of Parent, Purchaser and the Company shall take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after the consummation of the Offer, without a meeting of shareholders of the Company, in accordance with such Section.

          SECTION 2.10  Withholding Taxes.  Parent, Purchaser and the Surviving
                        -----------------
Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares pursuant to the Offer or the Merger any stock transfer taxes and such amounts as are required to be withheld under the Internal Revenue Code of 1986, as amended (the "Code"), or any applicable
                                                ----
provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or Purchaser, such withheld amounts shall be treated for all purposes of this Agreement and the Offer as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent or Purchaser.

                                  ARTICLE III

                DISSENTING SHARES; PAYMENT FOR SHARES; OPTIONS

          SECTION 3.01  Dissenting Shares. Notwithstanding anything in this
                        -----------------
Agreement to the contrary and unless the Merger is consummated in accordance with Section 180.1104 of the WBCL, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by shareholders exercising appraisal rights available under Sections 180.1301 to 180.1331 of the WBCL (the "Dissenting Shares") shall not be converted into or be exchangeable
           -----------------
for the right to receive the Merger Consideration, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the WBCL. Dissenting Shares shall be treated in accordance with Subchapter XIII of the WBCL, if and to the extent applicable.
If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal, such holder's Shares shall thereupon be converted into and become exchangeable only for the right to receive, as of the Effective Time, the Merger Consideration without any interest thereon. The Company shall give Parent and Purchaser (a) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands, and any other instruments served pursuant to the WBCL and received by the Company relating to rights to be paid the "fair value" of Dissenting Shares, as provided in

Sections 180.1301 to 180.1331 of the WBCL and (b) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the WBCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisals of capital stock of the Company, offer to settle or settle any demands or approve any withdrawal of any such demands.

          SECTION 3.02  Payment for Shares.
                        ------------------

          (a) Prior to the Effective Time, Parent will cause Purchaser to make available to a bank or trust company designated by Parent (the "Paying Agent")
                                                                ------------
sufficient funds to make the payments pursuant to Section 2.06 hereof on a timely basis to holders (other than Parent or Purchaser or any of their respective Subsidiaries) of Shares that are issued and outstanding immediately prior to the Effective Time (such amounts being hereinafter referred to as the

"Payment Fund").  The Paying Agent shall, pursuant to irrevocable written
-------------
instructions, make the payments provided for in the preceding sentence out of the Payment Fund. The Payment Fund shall not be used for any other purpose, except as provided in this Agreement.

          (b) As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the

"Certificates"), a form of letter of transmittal (which shall specify that
-------------
delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificate and receiving payment therefor. Following surrender to the Paying Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be paid in exchange therefor cash in an amount (subject to any applicable withholding tax as specified in Section 2.10 hereof) equal to the product of the number of Shares represented by such Certificate multiplied by the Merger Consideration, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a Person (as defined below) other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. From and after the Effective Time and until surrendered in accordance with the provisions of this Section 3.02, each Certificate (other than Certificates representing Shares owned by Parent or Purchaser or any of their respective Subsidiaries, and certificates representing Dissenting Shares) shall represent for all purposes solely the right to receive, in accordance with the terms hereof, the Merger Consideration in cash multiplied by the number of Shares evidenced by such Certificate, without any interest thereon.

          (c) Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains unclaimed by the former shareholders of the Company for six months after the Effective Time shall be repaid to the Surviving Corporation. Any former shareholders of the Company who have not complied with
Section 3.01 hereof prior to the end of such six-month period shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) but only as general creditors thereof for payment of their claim for the Merger Consideration, without any interest thereon. Neither Parent nor the Surviving Corporation shall be liable to any holder of Shares for any monies delivered from the Payment Fund or otherwise to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to six years after the Effective Time (or such earlier date as shall be immediately prior to such date as such unclaimed funds would otherwise become subject to any abandoned property, escheat or similar law), unclaimed funds payable with respect to such certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

          SECTION 3.03  Closing of the Company's Transfer Books.  At the
                        ---------------------------------------
Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for cash as provided in this Article III, subject to applicable law in the case of Dissenting Shares.

          SECTION 3.04  Existing Stock Options.  Prior to the consummation of
                        ----------------------
the Offer, the Company shall take all actions necessary or desirable (including obtaining all required consents from optionees) to provide for the cancellation, effective at the Effective Time, of all of the outstanding stock options (the

"Existing Stock Options") heretofore granted under any stock option, employment
-----------------------
or similar plan or arrangement of the Company or any such similar plan or agreement which benefits any person providing services to the Company or any Subsidiary (the "Stock Option Plans"), without any payment therefor except as
                 ------------------
otherwise provided in this Section 3.04. At the Effective Time (or at such earlier time as Purchaser shall designate), each holder of an Existing Stock Option shall, in settlement thereof, be entitled to receive from the Surviving Corporation, an amount (subject to any applicable withholding tax as specified in Section 2.10 hereof or as may apply to payments made in connection with the performance of services) in cash equal to the product of (i) the excess of the Merger Consideration over the per share exercise or purchase price of such Existing Stock Option and (ii) the number of Shares subject to such Existing Stock Option (such amount being hereinafter referred to as the "Option
                                                                ------
Consideration").  Except as otherwise agreed to by the parties, as of the
-------------
Effective Time, the Stock Option Plans shall terminate and any and all rights under any provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary thereof shall be canceled. Notwithstanding the foregoing, no holder of an Existing Stock Option shall be entitled to any payment hereunder unless he or she delivers to Purchaser a consent to the cancellation of such Existing Stock Option in a form to be prescribed by Purchaser.

          SECTION 3.05  Other Equity Based Awards.  Prior to the Effective Time,
                        -------------------------
the Company shall take all necessary and appropriate actions (including obtaining all applicable consents) to provide that, upon the Effective Time, each then outstanding restricted stock award in respect of Shares and any other stock based awards (collectively, the "Stock Awards") which is subject to any
                                       ------------
vesting requirement and which was issued pursuant to a Stock Option Plan or any other plan or arrangement shall, whether or not then exercisable or vested, become 100% vested. At the Effective Time, a holder of Shares underlying such Stock Award shall be entitled to receive the Merger Consideration (subject to any applicable withholding tax as specified in

Section 2.10 hereof or as may apply to payments made in connection with the performance of services), upon the surrender of the certificate representing such Shares as provided in Section 3.02. Notwithstanding the foregoing, no holder of a Stock Award shall be entitled to any payment hereunder unless he or she delivers to Purchaser a consent to the cancellation of such Stock Award in a form to be prescribed by Purchaser.

                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES
                                OF THE COMPANY

          Except as set forth in the Company SEC Reports (as defined below) filed and available prior to the date of this Agreement or, with respect to any Section of this Article IV, as set forth in the section of the disclosure letter concurrently delivered by the Company to Parent with respect to this Agreement (the "Disclosure Letter") that specifically relates to such Section, the Company
      -----------------
represents and warrants to Parent and Purchaser as follows:

          SECTION 4.01  Organization and Qualification.  The Company and each of
                        ------------------------------
its Subsidiaries is a duly organized and validly existing corporation in good standing under the laws of its jurisdiction of incorporation, with all corporate power and authority to own its properties and conduct its business as currently conducted and is duly qualified and in good standing as a foreign corporation authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified and in good standing, individually or in the aggregate, would not have a Material Adverse Effect. The Company has heretofore made available to Parent and Purchaser accurate and complete copies of the Articles of Incorporation and Bylaws (or similar governing documents) as currently in effect of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries, directly or indirectly, owns any interest in any Person other than in the Company's Subsidiaries.

          SECTION 4.02  Capitalization.  (a)  The authorized capital stock of
                        --------------
the Company consists of One Hundred Million (100,000,000) shares of Common Stock and Five Hundred (500) shares of 10% cumulative, non-voting Preferred Stock, stated value $300 per share (the "Preferred Stock"). As of the close of
                                  ---------------
business on the day immediately preceding the date hereof: 21,606,207 Shares were issued and outstanding, no shares of Preferred Stock were issued and outstanding and 742,652 Shares were held in the Company's treasury. In addition, as of such date, there were outstanding Existing Stock Options to purchase an aggregate of 1,312,000 Shares and up to 59,745 Shares were potentially issuable as Stock Awards. Since such date, the Company has not issued any Shares other than upon the exercise of Existing Stock Options outstanding on such date, has not granted any options, warrants or rights or entered into other agreements or commitments to purchase Shares (under the Stock Option Plans or otherwise) and has not split, combined or reclassified any of its shares of capital stock. All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable, except as provided in Section 180.0622 of the WBCL, and are free of preemptive rights.
Section 4.02(a) of the Disclosure Letter contains a true, accurate and complete list, as of the date hereof, of the name of each Existing Stock Option holder, the number of outstanding Existing Stock Options held by such holder, the grant date of each such Existing Stock Option, the number of Shares such holder is entitled to receive upon the exercise of each Existing Stock Option and the corresponding exercise price. Except for the Existing Stock Options and the Rights, there are no outstanding (i) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (ii) options, warrants, rights or other agreements or commitments to acquire from the Company, or obligations of the Company to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company,
(iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company (the items in clauses (i), (ii) and
(iii), together with the capital stock of the Company, being referred to collectively as "Company Securities") or (iv) obligations by the Company or any
                 ------------------
of its Subsidiaries to make any payments based on the price or value of the Shares. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company or any of its Subsidiaries.

          (b) The Company or another Subsidiary is the record and beneficial owner of all the outstanding shares of capital stock of each Company Subsidiary, free and clear of any lien, mortgage, pledge, charge, security interest or encumbrance of any kind, and there are no irrevocable proxies with respect to any such shares. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, (ii) options, warrants, rights or other agreements or commitments to acquire from the Company or any of its Subsidiaries (or obligations of the Company or any of its Subsidiaries to issue) any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any of its Subsidiaries, (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any of the Company's Subsidiaries (the items in clauses (i), (ii) and (iii), together with the capital stock of such Subsidiaries, being referred to collectively as "Subsidiary Securities") or (iv) obligations of the Company or
                 ---------------------
any of its Subsidiaries to make any payment based on the value of any shares of any Subsidiary. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

          SECTION 4.03  Authority for this Agreement.  The Company has all
                        ----------------------------
necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated, other than, with respect to the Merger, the approval and adoption of the plan of merger (as such term is used in Section
180.1101 of the WBCL) contained in this Agreement by the holders of a majority of the outstanding Shares prior to the consummation of the Merger (unless the Merger is consummated pursuant to Section 180.1104 of the WBCL). This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

          SECTION 4.04  Consents and Approvals; No Violation.  Neither the
                        ------------------------------------
execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the respective Articles of Incorporation or Bylaws (or other similar governing documents) of the Company or any of its Subsidiaries, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any foreign, federal, state or local government or subdivision thereof, or governmental, judicial, legislative, executive, administrative or regulatory authority, agency, commission, tribunal or body (a "Governmental Entity") except as may be required under the Hart-Scott-Rodino
 -------------------
Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Exchange Act
                                                     -------
and the WBCL, (c) require any consent, waiver or approval or result in a default (or give rise to any right of termination, cancellation, modification or acceleration) under any of the terms, conditions or provisions of any note, license, agreement, contract, indenture or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets may be bound, (d) result in the creation or imposition of any mortgage, lien, pledge, charge, security interest or encumbrance of any kind on any asset of the Company or any of its Subsidiaries or (e) violate any order, writ, injunction, judgment, decree, law, statute, rule, ordinance or regulation ("Legal Requirements")
                                                      ------------------
applicable to the Company or any of its Subsidiaries or by which any of their respective assets are bound, except in the case of (b), (c) and (d) for any of the foregoing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the parties to consummate the Offer or the Merger.

          SECTION 4.05  Reports; Financial Statements.
                        -----------------------------

          (a) Since January 1, 1997 the Company has timely filed all forms, reports and documents required to be filed by it with the SEC, all of which have complied as of their respective filing dates in all material respects with all applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. True and correct copies of all filings made by the Company with the SEC since such date and prior to the date hereof (the "Company
                                                                        -------
SEC Reports"), whether or not required under applicable laws, rules and
-----------
regulations and including any registration statement filed by the Company under the Securities Act of 1933, as amended, have been furnished to Parent and Purchaser. None of the SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b) The audited and unaudited consolidated financial statements of the Company included (or incorporated by reference) in the Company SEC Reports have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis and fairly present the consolidated financial position of the Company and its Subsidiaries as of their respective dates, and the consolidated income, shareholders equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein.

          (c) Except as reflected or reserved against or disclosed in the financial statements of the Company included in the Company SEC Reports, and except as incurred in the ordinary course of business consistent with past practice since December 31, 1998, neither the Company nor any of its Subsidiaries has any liabilities of any nature, whether accrued, absolute, fixed, contingent or otherwise, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under United States generally accepted accounting principles. Since December 31, 1998, neither the Company nor any of its Subsidiaries has incurred any such liabilities other than liabilities that (i) have been incurred in the ordinary course of business consistent with past practice and (ii) have not had and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

          SECTION 4.06  Absence of Certain Changes.  Since January 1, 1999, (a)
                        --------------------------
the Company and its Subsidiaries have not suffered any Material Adverse Effect or any change, condition, event or development that could reasonably be expected to have a Material Adverse Effect, (b) the Company and its Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course consistent with past practice, except for the negotiation and execution and delivery of this Agreement and (c) there has not been (i) any declaration, setting aside or payment of any dividend or other distribution in respect of the Shares or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities in, or other ownership interests in, the Company or any of its Subsidiaries or any amendment (or agreement to amend) the terms of any such shares, securities or ownership interests, (ii) any entry into any employment, change in control, deferred compensation or severance agreement with, or any significant increase in the rate or terms (including any acceleration of the right to receive payment) of compensation payable or to become payable by the Company or any of its Subsidiaries to, their respective directors, officers or employees, except increases to employees who are not officers or directors occurring in the ordinary course of business, (iii) any increase in the rate or terms (including any acceleration of the right to receive payment) of any Plan (as defined below) or any other bonus, severance, insurance, change in control, deferred compensation, pension or other employee benefit plan, payment or arrangement made to, for or with any such directors, officers or employees, (iv) any action by the Company which, if taken after the date hereof, would constitute a breach of any of the clauses of Section 6.01 hereof, (v) any change by the Company in accounting methods, principles or practices except as required by changes in United States generally accepted accounting principles, (vi) any material labor dispute or other material employment related problem, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any Subsidiary, which employees were not then subject to a collective bargaining agreement or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees, (vii) any revaluation by the Company or any of its Subsidiaries of any of their respective assets, including write-downs of inventory or of accounts receivable other than in the ordinary course of business consistent with past practice or (viii) except by contracts entered into in the ordinary course of business consistent with past practice, any entry into any agreement, commitment or transaction by the Company which is material to the Company and its Subsidiaries taken as a whole.

          SECTION 4.07  Schedule 14D-9; Offer Documents and Proxy Statement-.
                        ---------------------------------------------------

          (a) None of the information supplied or to be supplied by or on behalf of the Company or any affiliate of the Company for inclusion in the Offer Documents will, at the times such documents are filed with the SEC and are mailed to shareholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or to correct any statement made in any communication with respect to the Offer previously filed with the SEC or disseminated to the shareholders of the Company. The Schedule 14D-9 will not, at the time the Schedule 14D-9 is filed with the SEC and at all times prior to the purchase of Shares by Purchaser pursuant to the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied in writing by Parent, Purchaser or an affiliate of Parent or Purchaser expressly for inclusion therein. The Schedule 14D-9 will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder.

          (b) The Proxy Statement, and any other schedule or document required to be filed by the Company in connection with the Merger, will not, at the time the Proxy Statement is first mailed and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or to correct any statement made in any earlier communication with respect to the solicitation of any proxy or approval for the Merger in connection with which the Proxy Statement shall be mailed, except that no representation or warranty is made by the Company with respect to information supplied in writing by Parent, Purchaser or an affiliate of Parent or Purchaser expressly for inclusion therein. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. The letter to shareholders, notice of meeting, proxy statement and form of proxy, or the information statement, as the case may be, that may be provided to shareholders of the Company in connection with the Merger (including any amendments or supplements), and any schedules required to be filed with the SEC in connection therewith, as from time to time amended or supplemented, are collectively referred to as the "Proxy Statement."
                                                   ---------------

          SECTION 4.08  Brokers.  No Person or entity (other than Baird, a true
                        -------
and complete copy of whose engagement letter as in effect has been furnished to Parent and Purchaser) is entitled to receive any brokerage, finder's or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of the Company, any of its Subsidiaries or any of their respective officers, directors or employees.

          SECTION 4.09  Labor and Employee Benefit Matters.
                        ----------------------------------

          (a) (i) The employees employed by the Company and its Subsidiaries are not represented by any labor union or other labor representative, (ii) there are no collective bargaining agreements or other similar arrangements in effect with respect to such employees and (iii) there are no other Persons attempting to represent or organize or purporting to represent for bargaining purposes any employees employed by the Company or any of its Subsidiaries.

          (b) (i) Since January 1, 1996 there has not occurred or been threatened any strikes, slow downs, picketing, work stoppages, concerted refusals to work or other similar labor activities with respect to employees employed by the Company or any of its Subsidiaries and (ii) no material grievance or arbitration or other Proceeding arising out of or under any collective bargaining agreement relating to the Company or any of its Subsidiaries is pending or threatened.

          (c) The Company and each Subsidiary are in compliance in all material respects with all Legal Requirements relating to the employment or termination of employment of all former, current, and prospective employees, independent contractors and "leased employees" (within the meaning of Section 414(n) of the Code) of the Company and each Subsidiary.

          (d) No individual has been treated by the Company or any Subsidiary as a "leased employee" (within the meaning of Section 414(n) of the Code). There are no material complaints, charges or claims against the Company or any Subsidiary pending or threatened to be brought by or filed with any Governmental Entity based on, arising out of, in connection with or otherwise relating to the employment or termination of employment by the Company or any Subsidiary of any individual involved in the business of the Company or any Subsidiary, including individuals classified by the Company or any Subsidiary as independent contractors or "leased employees" (within the meaning of Section 414(n) of the Code), or the failure to employ any individual, including, without limitation, any claim relating to employment discrimination, equal pay, employee safety and health, immigration, wages and hours or workers' compensation.

          (e) There are no material liabilities, whether absolute or contingent, to any employees employed by the Company or any Subsidiary relating to workers compensation benefits that are not fully insured against by a bona fide third-party insurance carrier. All premiums required to have been paid to date under the insurance policy or fund with respect to each workers' compensation arrangement that is funded wholly or partially through an insurance policy or public or private fund, have been paid, all premiums required to be paid under the insurance policy or fund through the Closing will have been paid on or before the Closing and, as of the Closing, there will be no material liability of the Company or any Subsidiary under any such insurance policy, fund or ancillary agreement with respect to such insurance policy or fund in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing.

          (f) "Company Benefit Plans" shall mean such employee or director benefit or compensation plan, arrangement or agreement, including, without limitation, pension, savings, retirement, welfare, insurance, severance, executive compensation, profit-sharing, deferred compensation, incentive, bonus, stock-option, stock purchase, and long-term performance plans, arrangements or agreements, that are maintained, or contributed to, as of the date of this Agreement by the Company or any of its Subsidiaries or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), all of which
                                              ---------------
together with the Company would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974 ("ERISA")
                                                                         -----
or Section 414(b), (c), (m) or (o) of the Code, or to which the Company or any Subsidiary has any obligation to contribute, or with respect to which the Company or any Subsidiary has any liability. Set forth in Section 4.09(f) of the Company Disclosure Letter is a list of the material Company Benefit Plans and the Company shall, within fifteen (15) days following the date hereof, provide Purchaser with a list of all Company Benefit Plans. The Company has heretofore delivered or made available to Purchaser true and complete copies of each material Company Benefit Plan and the following related documents: (i) the actuarial report and Form 5500 for such Company Benefit Plan (if applicable) for each of the last two years, (ii) the most recent determination letter from the Internal Revenue Service (if applicable) for such Company Benefit Plan and (iii) the most recent summary plan description , including financial statements and actuarial valuations, for such Company Benefit Plan. There is no legally binding arrangement or commitment to create any additional Company Benefit Plans or intent to modify or change any existing Company Benefit Plans.

          (g) (i) Each of the Company Benefit Plans has been operated and administered in accordance with its terms and with applicable Legal Requirements, including, but not limited to, ERISA and the Code, except where the failure to so operate and administer would not individually or in the aggregate result in a Material Adverse Effect on the Company, (ii) each of the Company Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has received a determination letter from the Internal Revenue Service stating that it is so qualified, and, to the knowledge of the Company, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan, and the consummation of the transactions contemplated hereby will not adversely affect the qualified status of any such Company Benefit Plan (iii) with respect to each Company Benefit Plan that is subject to Title IV of ERISA, the present value of accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan, did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits and, to the knowledge of the Company no adverse change in such funded status has occurred, (iv) no Company Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Legal Requirements, (B) death benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA),
(C) deferred compensation benefits accrued as liabilities on the books of it or its Subsidiaries or (D) benefits the full cost of which is borne by the current or former employee or director (or his or her beneficiary), (v) (A) no liability under Title IV or ERISA or Section 412 of the Code has been incurred by the Company, its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk to the Company, its Subsidiaries or any ERISA Affiliate of incurring a liability thereunder, except where such liability would not reasonably be expected to have a Material Adverse Effect on the Company, (B) no "reportable event" (as defined in section 4043 of ERISA) has occurred with respect to any Company Benefit Plan, (C) no Company Benefit

Plan which is subject to Section 302 of ERISA or Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code, respectively), whether or not waived and (D) the transactions contemplated hereby will not result in any event described in section 4062(e) of ERISA, (vi) no Company Benefit Plan is a "multiemployer pension plan" (as such term is defined in Section 3(37) of ERISA), (vii) all contributions or other amounts payable by the Company or its Subsidiaries as of the Effective Time with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with Generally Accepted Accounting Principles in the United States and Section 412 of the Code and have been adequately accurately reflected in the audited and unaudited consolidated financial statements of the Company included (or incorporated by reference) in the Company SEC Reports, (viii) neither the Company nor its Subsidiaries has engaged in a transaction in connection with which the Company or its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 406, 409, 502(i), 502(l) or 4069 of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, except where any such penalty or tax would not, individually or in the aggregate, have a Material Adverse Effect on the Company, (ix) to the knowledge of the Company, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against the Company with any of the Company Benefit Plans or any trusts related thereto, and neither the Company, any Subsidiary nor any Company Benefit Plan is under audit or, to the knowledge of the Company, is the subject of an audit or investigation by any federal or state governmental agency (including, without limitation, by the Internal Revenue Service, the Department of Labor or the Pension Guarantee Benefit Corporation), nor, to the knowledge of the Company, is any such audit or investigation pending or threatened and (x) no Company Benefit Plan maintained outside of the United States has assets or book reserves that are less than the accrued liabilities under such plans, and all Company Benefit Plans maintained outside of the United States have been operated and administered in accordance with applicable Legal Requirements, except where the failure to so fund or provide book reserves for such plans or to so operate and administer such plans would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or its Subsidiaries.

          (h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (A) result in any payment (including, without limitation, severance, unemployment compensation, "excess parachute payment" (within the meaning of Section 280G of the Code) whether or not such payment could be considered to be reasonable compensation for services rendered, forgiveness of indebtedness or otherwise) becoming due to any current or former director or employee of the Company or any of its Subsidiaries (or any group of such current or former directors or employees) under any Company Benefit Plan or otherwise, (B) increase any benefits otherwise payable under any Company Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any
such benefits.   No deduction for U.S. Federal income tax purposes has been or is expected by the Company or any Subsidiary to be disallowed for remuneration paid by the Company or any of its Subsidiaries by reason of Section 162(m) of the Code including by reason of the transactions contemplated hereby.

          (i) With respect to each Company Benefit Plan, all material payments due from the Company or any Subsidiary to the date hereof have been made and all amounts properly accrued to the date hereof, or as of the Effective Date, as liabilities of the Company or any

Subsidiary that have not been paid have been properly recorded on the books of the Company. All liabilities with respect to any current or former employee of the Company or any Subsidiary, whether contingent or otherwise, that the Purchaser will assume by reason of this Agreement or by operation of law are accurately reflected in the audited and unaudited consolidated financial statements of the Company included (or incorporated by reference) in the Company SEC Reports.

          (j) Except as provided on Schedule 4.09(j) of the Company Disclosure Letter, neither the Company nor any Subsidiary maintains any plan, program or arrangement or is a party to any contract that provides any benefits or provides for payments to any Person in, based on or measured by the value of, any equity security of, or interest in, the Company or any Subsidiary.

          SECTION 4.10  Litigation, etc.  There is no claim suit, action or
                        ---------------
legal, administrative or arbitration proceeding (including any citations, complaints, consent orders, compliance schedules or other similar enforcement orders) or, any governmental investigation ("Proceeding") pending or, to the
                                             ----------
knowledge of the Company, threatened against or relating to the Company or any of its Subsidiaries that involve a claim against the Company or any of its Subsidiaries in excess of $250,000 or that, individually or in the aggregate, if adversely determined could reasonably be expected to have a Material Adverse Effect or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Offer or the Merger or any of the other transactions contemplated hereby. Neither the Company nor any Subsidiary of the Company is subject to any outstanding order, writ, injunction or decree that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

          SECTION 4.11  Tax Matters.
                        -----------

     (a) Each of the Company and its Subsidiaries has duly and timely filed all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all respects, except to the extent that any failure to have filed such Tax Returns or any inaccuracies in such Tax Returns would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries has paid all Taxes required to be paid by it and has paid all Taxes that it was required to withhold from amounts owing to any employee, creditor or third party except to the extent that the failure to pay or withhold Taxes in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company. There are no pending or threatened audits, examinations, investigations, deficiencies, claims or other Legal Proceedings in respect of Taxes relating to the Company or any Subsidiary, except for those relating to Taxes which, if adversely determined, would not in the aggregate reasonably be expected to have a Material Adverse Effect on the Company. There are no liens for Taxes upon the assets of the Company or any Subsidiary other than liens for current Taxes not yet due, liens for Taxes that are being contested in good faith by appropriate proceedings, and liens for Taxes which in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any taxable year which have not since been filed, nor made any request for waivers of the time to assess any Taxes that are pending or outstanding, except where such requests or waivers would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its

Subsidiaries has made an election under Section 341(f) of the Code. The consolidated federal income Tax Returns of the Company and its Subsidiaries have been examined and closed, or the statute of limitations has closed, with respect to all taxable years through and including 1992. Neither the Company nor any of its Subsidiaries has any liability for Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign law). Neither the Company nor any Subsidiary of the Company is a party to any agreement (with any person other than the Company or its Subsidiaries) relating to the allocation or sharing of Taxes.

     (b) For purposes of this Agreement: (i) "Taxes" means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added, and (ii) "Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

          SECTION 4.12  Compliance with Law; No Default.  (a) Neither the
                        -------------------------------
Company nor any of its Subsidiaries is in conflict with, in default with respect to or in violation of, (i) any Legal Requirement applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, is bound or affected, in each case except for any such conflicts, defaults or violations that have not had and are not reasonably expected to have a Material Adverse Effect or a material adverse effect on the ability of the parties to consummate the Offer or the Merger. The Company and its Subsidiaries have all permits, licenses, authorizations, consents, approvals and franchises from Governmental Entities required to conduct their businesses as currently conducted (the "Company
                                                                  -------
Permits"), except for such permits, licenses, authorizations, consents,
-------
approvals and franchises the absence of which, individually or in the aggregate, have not had and are not reasonably expected to have a Material Adverse Effect or a material adverse effect on the ability of the parties to consummate the Offer or the Merger. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply in the aggregate has not had and is not reasonably expected to have a Material Adverse Effect or a material adverse effect on the ability of the parties to consummate the Offer or the Merger.

          (b) Without limiting the generality of the foregoing Section 4.12(a), the Company and its Subsidiaries are in compliance with, and have received no notice of non-compliance with, the applicable regulations of any applicable aviation authorities (including the FAA). The Company and its Subsidiaries have, and the Surviving Corporation and the Subsidiaries will at the Effective Time have, all permits currently required by any applicable rule or regulation of any applicable aviation authorities (including the FAA). "FAA" means the U.S.
                                                             ---
Federal Aviation Administration (and any successor thereof).

          SECTION 4.13  Environmental Matters.
                        ---------------------

          (a) (i) The Company and each of its Subsidiaries have been at all times and are in compliance in all material respects with all applicable Environmental Laws (as defined below).

        (ii) The Company and each of its Subsidiaries have obtained all permits, licenses, consents, approvals, waivers, variances and other authorizations ("Authorizations") that are required with respect to the
                      --------------
     operation of its business, property and assets under the Environmental Laws and all such Authorizations are in full force and effect.

        (iii) None of Company nor any of its Subsidiaries has received any notice, request for information, complaint or administrative or judicial order, and there is no investigation, action, suit or proceeding pending nor to the knowledge of the Company, threatened, alleging or asserting material liability or potential material liability against the Company or any of its Subsidiaries under any Environmental Law or arising from or related to a Release or threatened Release.

        (iv) To the knowledge of the Company and each of its Subsidiaries, there are no past or present conditions or circumstances at, or arising out of, the operations of the Company or any of its Subsidiaries, including but not limited to on-site or off-site Release, which are reasonably likely to result in: (A) material liabilities or obligations for any cleanup, remediation or corrective action under any Environmental Law, (B) material claims arising under any Environmental Law for personal injury, property damage, or damage to natural resources, or (C) material fines or penalties arising under any Environmental Law.

          (b) The Company has given Parent and Purchaser access to all records and files in its possession at both its corporate headquarters and its facilities currently owned, operated, leased, managed, used or controlled by the Company, or any of its Subsidiaries, including all reports, studies, analyses, tests or monitoring results, pertaining to Hazardous Substances, any Release or any environmental concerns relating to facilities or real property owned or operated (including leased) by the Company or any of its Subsidiaries or concerning compliance with or liability under any Environmental Laws.

          (c) For purposes of this Section 4.13, the definition of the Company shall include, to the knowledge of the Company, all of the Company's former Subsidiaries.

          (d) Prior to the Effective Time, the Company has made all notifications, registrations, and filings required under and have taken all other necessary steps to effect the timely transfer of all Authorizations and to comply with all Environmental Disclosure Requirements (as defined below) applicable to its assets and the assets of its Subsidiaries and will provide a copy of any such notification, registration, or filing to Purchaser prior to the Effective Time.

          (e)  For purposes of this Agreement, "Environmental Law" means any
                                                -----------------
statute, law (including common law), ordinance, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries relating to (i) the protection or preservation of the environment, worker health and safety, human health as it relates to the environment or natural resources, (ii) Releases or threatened Releases, (iii) the management (including use, treatment, handling, storage, disposal, transportation, recycling or remediation) of any Hazardous Substance; and (iv) the physical structure or condition, or appropriate use of a building, facility, fixture or other structure.

          (f)  For purposes of this Agreement, "Hazardous Substance" means any
                                                -------------------
substance, pollutant, contaminant, chemical or other material (including petroleum or any fraction thereof, asbestos or asbestos-containing-material, polychlorinated biphenyls, urea formaldehyde foam insulation) or waste that is identified or regulated under any Environmental Law.

          (g)  For purposes of this Agreement, "Release" means any spill,
                                                -------
discharge, leak, emission, disposal, injection, escape, dumping, leaching, dispersal, emanation, migration or release of any kind whatsoever of any Hazardous Substance or noxious noise or odor, at, in, on, into or onto the environment.

          (h)  For the purposes of this Agreement, "Environmental Disclosure
                                                    ------------------------
Requirements" means any laws requiring notification of the buyer of real
------------
property, or notification, registration, or filing with any governmental agency, prior to the sale of any real property or transfer of control of an establishment, of the actual or threatened presence or Release into the environment, or the use, disposal, or handling of Hazardous Substance on, at, under, or near the real property to be sold or the establishment for which control is to be transferred.

          SECTION 4.14  Intellectual Property.
                        ---------------------

     Except to the extent the inaccuracy of any of the following, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, the Company and each of its Subsidiaries owns or possesses adequate licenses or other legal rights to use all patents, trademarks, trade names, trade dress, copyrights, service marks, trade secrets, software, mailing lists, mask works, know-how and other proprietary rights and information, including all applications with respect thereto (collectively, "Proprietary Rights") used or held for use in connection with the business of
 ------------------
the Company and its Subsidiaries as currently conducted or as contemplated to be conducted by the Company, and the Company is unaware of any assertion or claim challenging the validity or enforceability of or the Company's and its Subsidiaries' right to use any of the foregoing. To the knowledge of the Company, after due inquiry for such purpose, the conduct of the business of the Company and its Subsidiaries as currently conducted and as contemplated to be conducted did not, does not and will not infringe or violate in any way any Proprietary Rights of any third party that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company. To the knowledge of the Company, after due inquiry for such purposes, there are no infringements or violations of any Proprietary Rights owned by or licensed by or to the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

          SECTION 4.15  Real Property.
                        -------------

          (a) Section 4.15(a) of the Disclosure Letter sets forth a true, correct and complete list of all of the real property owned in fee by the Company and its Subsidiaries. Each of the Company and its Subsidiaries has good and marketable title to each parcel of real property owned by it free and clear of all mortgages, pledges, liens, encumbrances and security interests, except
(i) those reflected or reserved against in the balance sheet of the Company dated as of June 30, 1999 and included in the SEC Reports, (ii) Taxes and general and special assessments not in default and payable without penalty and interest and (iii) other liens, mortgages, pledges, encumbrances and security interests which do not materially interfere with the Company's or such Subsidiary's use and enjoyment of such real property.

          (b) Section 4.15(b) of the Disclosure Letter sets forth a true, correct and complete list of all leases, subleases and other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (the "Real Property
                                                                -------------
Leases").  The Company has heretofore delivered to Parent and Purchaser true,
------
correct and complete copies of all Real Property Leases (including all modifications, amendments, supplements, waivers and side letters thereto). Each Real Property Lease is valid, binding and in full force and effect, all rent and other sums and charges payable by the Company and its Subsidiaries as tenants thereunder are current, and no termination event or condition or uncured default of a material nature on the part of the Company or any such Subsidiary exists under any Real Property Lease. Each of the Company and its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all mortgages, pledges, liens, encumbrances and security interests, except (i) those reflected or reserved against in the balance sheet of the Company dated as of September 30, 1999, (ii) Taxes and general and special assessments not in default and payable without penalty and interest, and
(iii) other liens, mortgages, pledges, encumbrances and security interests which do not materially interfere with the Company's use and enjoyment of such real property or materially detract from or diminish the value thereof.

          SECTION 4.16  Year 2000.  As of December 31, 1999, all internal
                        ---------
computer systems that are material to the business, finances or operations of the Company will be (a) able to receive, record, store, process, calculate, manipulate and output dates from and after January 1, 2000, time periods that include January 1, 2000 and information that is dependent on or relates to such dates or time periods, in the same manner and with the same accuracy, functionality, data integrity and performance as when dates or time periods prior to January 1, 2000 are involved and (b) able to store and output date information in a manner that is unambiguous as to century ("Year 2000
                                                            ---------
Compliant"). To the knowledge of the Company and its Subsidiaries and upon reasonable investigation, as of the Effective Time the systems of the Company's and its Subsidiaries' material suppliers are Year 2000 Compliant.

          SECTION 4.17  Material Contracts.  The Company has made available to
                        ------------------
Parent and Purchaser true, correct and complete copies of all contracts, agreements, commitments, arrangements, leases (including with respect to personal property) and other instruments to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective assets is bound which (a) involves or could involve aggregate payments of more than $500,000, (b) involves or could involve aggregate revenues of more than $500,000 and which contains provisions relating to change of control or restrictions on assignment, (c) is with any of the Company's officers, directors or affiliates, (d) is or could reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, (e) is a confidentiality, standstill or similar agreement or (f) contains covenants limiting the freedom to engage in any line of business or compete with any Person or operate at any location (each, a "Material Contract"). Neither the Company nor any of its
                   -----------------
Subsidiaries is, or has received any notice or has any knowledge that any other party is, in default in any material respect under any Material Contract, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a material default, except for such defaults, individually or in the aggregate, that have not had and are not reasonably expected to have a Material Adverse Effect or a material adverse effect on the ability of the parties to consummate the Offer or the Merger.

          SECTION 4.18  Related Party Transactions.  No director, officer,
                        --------------------------
partner, employee, affiliate or associate of the Company or any of its Subsidiaries (a) has borrowed any monies from or has outstanding any indebtedness or other similar obligations to the Company or any of its Subsidiaries, (b) owns any direct or indirect interest of any kind (other than the ownership of less than 5% of the stock of a publicly traded company) in, or is a director, officer, employee, partner, affiliate or associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any Person or entity which is (i) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of the Company of any of its Subsidiaries, (ii) engaged in a business related to the business of the Company or any of its Subsidiaries or (iii) participated in any transaction to which the Company or any of its Subsidiaries is a party; or
(c) is otherwise a party to any contract, arrangement or understanding with the Company or any of its Subsidiaries.

          SECTION 4.19  State Takeover Statutes Inapplicable.  (a) Sections
                        ------------------------------------
180.1140 to 180.1145 of the WBCL are inapplicable to the Offer, the Merger, this Agreement and the Shareholder Option Agreement and the transactions contemplated hereby and thereby.

     (b) Upon Purchaser's acquisition of at least seventy-five percent (75%) of the outstanding Shares, Purchaser will (i) possess a majority of all the votes entitled to be cast at such time on the plan of merger (as such term is defined in Section 180.1103 of the WBCL) and (ii) have the sole power to approve such plan of merger without the vote of any other shareholder of the Company, provided, that, in the case of clause (ii), Purchaser complies with Sections 180.1104(3) and (4) and 180.1132(1) of the WBCL, as applicable.

  (c) No vote by the Company shareholders under Section 180.1131 of the WBCL will be required to approve the Merger except for the vote generally required under Section 180.1103 of the WBCL, provided that this Agreement, the Offer and the Shareholder Option Agreement are first publicly announced and the Offer is commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act) on the same day.

  (d) The Company is not a "target company" which has "substantial assets located in Wisconsin", as determined under Section 552.01(6)(b) of the Wisconsin Statutes.

          SECTION 4.20  Rights Agreement.  The Company has irrevocably taken all
                        ----------------
necessary action, including, without limitation, amending the Rights Agreement with respect to all of the outstanding Rights issued pursuant to the Rights Agreement, (a) to render the Rights Agreement inapplicable to this Agreement, the Shareholder Option Agreement, the Offer, the Merger and the specific transactions contemplated hereby and thereby, (b) to ensure that (i) Parent and Purchaser, or either of them, are not deemed to be an Acquiring Person (as defined in the Rights Agreement) pursuant to the Rights Agreement and (ii) no Triggering Event (as such term is defined in the Rights Agreement) occur by reason of the execution and delivery of this Agreement, the Shareholder Option Agreement or the consummation of the Offer, the Merger or transactions contemplated by this Agreement or the Shareholder Option Agreement and (c) so that the Company will have no obligations under the Rights or the Rights Agreement in connection with the Offer and the Merger and the holders of Shares will have no rights under the Rights or the Rights Agreement in connection with the Offer and the Merger. The Rights Agreement, as so amended to comply with this Section, has not been further amended or modified. Copies of all such amendments to the Rights Agreement have been previously provided to Purchaser.

          SECTION 4.21  Required Vote of Company Shareholders.  Unless the
                        -------------------------------------
Merger is consummated in accordance with Section 180.1104 of the WBCL as contemplated by Section 2.09, the only vote of the shareholders of the Company required to adopt the plan of merger contained in this Agreement and approve the Merger is the affirmative vote of the holders of not less than a majority of the outstanding Shares. No other vote of the shareholders of the Company is required by law, the Articles of Incorporation or Bylaws of the Company as currently in effect or otherwise to adopt the plan of merger contained in this Agreement and approve the Merger. Purchaser will have full voting power with respect to any Shares purchased pursuant to the Offer or the Options to the extent allowed under Section 180.1150 of the WBCL.

                                   ARTICLE V

                              REPRESENTATIONS AND
                      WARRANTIES OF PARENT AND PURCHASER

          Parent and Purchaser represent and warrant to the Company as follows:

          SECTION 5.01  Organization and Qualification.  Each of Parent and
                        ------------------------------
Purchaser is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its organization. All of the issued and outstanding capital stock of Purchaser is owned directly or indirectly by Parent.

          SECTION 5.02  Authority for this Agreement.  Each of Parent and
                        ----------------------------
Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Purchaser and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate proceedings on the part of Parent and Purchaser. This Agreement has been duly and validly executed and delivered by Parent and Purchaser and constitutes a legal, valid and binding agreement of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms.

          SECTION 5.03  Offer Documents; Proxy Statement.
                        --------------------------------

          (a) None of the Offer Documents will, at the times such documents are filed with the SEC and are mailed to the shareholders of the Company, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Purchaser with respect to information supplied in writing by the Company or an affiliate of the Company expressly for inclusion therein. The Offer Documents will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder.

          (b) None of the information supplied by Parent, Purchaser or any affiliate of Parent or Purchaser specifically for inclusion in the Proxy Statement or the Schedule 14D-9 will, at the date of filing with the SEC, and, in the case of the Proxy Statement, at the time the Proxy Statement is mailed and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          SECTION 5.04  Consents and Approvals; No Violation.  Neither the
                        ------------------------------------
execution and delivery of this Agreement by Parent or Purchaser nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the respective Certificates of Incorporation or Bylaws (or other similar governing documents) of Parent or Purchaser, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) as may be required under the HSR Act, any non-United States competition, antitrust and investment laws, the Exchange Act, the WBCL, Chapter 552 of the Wisconsin Statute and the "takeover" or "blue sky" laws of various states or (ii) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not, individually or in the aggregate, have a material adverse effect on the ability of Parent or Purchaser to consummate the transactions contemplated hereby, (c) require any consent, waiver or approval or result in a default (or give rise to any right of termination, cancellation, modification or acceleration) under any of the terms, conditions or provisions of any note, license, agreement, contract, indenture or other instrument or obligation to which Parent or Purchaser or any of their respective Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation, modification or acceleration) as to which requisite waivers or consents have been obtained or which would not in the aggregate have a material adverse effect on the ability of Parent or Purchaser to consummate the transactions contemplated hereby or (d) violate any Legal Requirement applicable to Parent, Purchaser or any of their respective Subsidiaries or by which any of their respective assets are bound, except for violations which would not, individually or in the aggregate, have a material adverse effect on the ability of Parent or Purchaser to consummate the transactions contemplated hereby.

          SECTION 5.05  Operations of Purchaser.  Purchaser was formed solely
                        -----------------------
for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted and will conduct its operations only as contemplated hereby.

          SECTION 5.06  Brokers.  No Person or entity is entitled to receive any
                        -------
brokerage, finder's or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of Parent, Purchaser or any of their Subsidiaries or any of their respective officers, directors or employees.

                                   ARTICLE VI

                                   COVENANTS

          SECTION 6.01  Conduct of Business of the Company.  Except as expressly
                        ----------------------------------
contemplated by this Agreement, during the period from the date of this Agreement to the date on which a majority of the Company's directors are designees of Parent or Purchaser, the Company will conduct and will cause each of its Subsidiaries to conduct its operations according to its ordinary and usual course of business and consistent with past practice, and the Company will use and will cause each of its Subsidiaries to use its commercially reasonable efforts to preserve intact its business organization, to keep available the services of its current officers and employees and to preserve the goodwill of and maintain satisfactory relationships with those Persons and entities having business relationships with the Company and its Subsidiaries, and the Company will promptly advise Parent and Purchaser in writing of any material change in the Company's or any of its Subsidiaries' condition (financial or otherwise), properties, customer or supplier relationships, assets, liabilities, business prospects or results of operations. Without limiting the generality of the foregoing and except as otherwise expressly provided in or contemplated by this Agreement or the Disclosure Letter, during the period specified in the preceding sentence, without the prior written consent of Parent which shall not be unreasonably withheld, the Company will not and will not permit any of its Subsidiaries to:

        (a) issue, sell, grant options, restricted shares or rights to purchase, pledge, or authorize or propose the issuance, sale, grant of options, restricted shares or rights to purchase or pledge of (i) any Company Securities (including any Existing Stock Option or Stock Award) or Subsidiary Securities, or grant or accelerate any right to convert or exchange any Company Securities or Subsidiary Securities, other than Shares issuable upon exercise of the Existing Stock Options or Stock Award or (ii) any other securities in respect of, in lieu of or in substitution for Shares outstanding on the date hereof or any other right the value of which is based on the value of Company Securities or Subsidiary Securities;

        (b) acquire or redeem, directly or indirectly, or amend any Company Securities or Subsidiary Securities;

        (c) split, combine or reclassify its capital stock or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock (other than cash dividends paid to the Company by its wholly-owned Subsidiaries with regard to their capital stock);

        (d) (i) make or offer to make any acquisition, by means of a merger or otherwise, of assets or securities, or any sale, lease, encumbrance or other disposition of assets or securities, in each case involving the payment or receipt of consideration of $250,000 or more, except for purchases of inventory made in the ordinary course of business and consistent with past practice or (ii) except in the ordinary course consistent with past practice, enter into a Material Contract or amend any Material Contract or grant any release or relinquishment of any rights under any Material Contract;

        (e) incur or assume any long-term debt or short-term debt except for short-term debt incurred in the ordinary course of business consistent with past practice;

        (f) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except wholly-owned Subsidiaries of the Company;

        (g) make any loans, advances or capital contributions to, or investments in, any other Person (other than wholly-owned Subsidiaries of the Company);

        (h)  change any of the accounting principles or practices used by it;

        (i) make any Tax election or settle or compromise any material federal, state or local income Tax liability;

        (j) propose or adopt any amendments to its Articles of Incorporation or Bylaws (or similar documents);

        (k)  grant any stock-related, performance or similar awards or bonuses;

        (l) forgive any loans to employees, officers, consultants or directors or any of their respective affiliates or associates;

        (m) enter into any new, or amend any existing, employment, severance, consulting, retention, change in control, deferred compensation or salary continuation agreements with or for the benefit of any current or former officers, directors, employees or consultants, or grant any increases in the compensation, wages, salaries, fringe benefits, perquisites or benefits to any current or former officers, directors and employees (other than normal increases to persons who are not officers or directors in the ordinary course of business consistent with past practices and that do not result in a material increase in benefits or compensation expense of the Company);

        (n) make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under the Plans or agreements subject to the Plans or any other plan, agreement, contract or arrangement of the Company (except for any matching contributions to the Company's 401(k) plan which are consistent with past practice);

        (o) enter into, amend, or extend any collective bargaining or other labor agreement;

        (p) adopt, amend or terminate any Plan or any other bonus, severance, insurance pension or other employee benefit plan or arrangement;

        (q) settle or agree to settle any suit, action, claim, proceeding or investigation (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby) or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction of liabilities reflected or reserved against in full in the financial statements as at June 30, 1999, incurred in the ordinary course of business subsequent to June 30, 1999 or are less than $25,000 in the aggregate;

        (r) except as specifically permitted by Section 6.02, take, or agree to commit to take, or fail to take any action that would result or is reasonably likely to result in any of the Offer Conditions or any of the conditions to the Merger set forth in Article VII not being satisfied, or would make any representation or warranty of the Company contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time, or that would impair the ability to consummate the Offer or the Merger in accordance with the terms hereof or materially delay such consummation;

        (s) convene any regular or special meeting (or any adjournment thereof) of the shareholders of the Company other than the meeting contemplated by
     Section 2.08 of this Agreement; or

        (t) except as provided above, agree in writing or otherwise to take any of the foregoing actions.

          SECTION 6.02  No Solicitation.  (a)  The Company shall not, and shall
                        ---------------
cause its Subsidiaries and its and their respective officers, directors, employees, representatives (including investment bankers, attorneys and accountants), agents or affiliates not to, directly or indirectly, encourage, solicit, initiate or participate in any way in any discussions or negotiations with, or provide any information to, or afford any access to the properties, books or records of the Company or any of its Subsidiaries to, or otherwise take any other action to assist or facilitate, any Person or group (other than Parent or Purchaser or any affiliate or associate of Parent or Purchaser) concerning any Acquisition Proposal (as defined below) or the possible making of an Acquisition Proposal. Notwithstanding the foregoing and subject to compliance with Section 6.02(b) and the prior execution by such Person or group of a confidentiality agreement substantially in the form of the Confidentiality Agreement, the Company may furnish information to or enter into discussions or negotiations with any Person or entity that has made an unsolicited bona fide Acquisition Proposal that the Board of Directors of the Company determines is a Superior Proposal (as defined below) if, and only to the extent that, the Board of Directors of the Company, after consultation with outside legal counsel to the Company, determines in good faith that failure to do so would result in a breach of the fiduciary duty of the Board of Directors of the Company to the shareholders of the Company under applicable law.

          (b) The Company will promptly (and in any event within 48 hours) notify Parent and Purchaser, orally and in writing, if any such information is requested or any such negotiations or discussions are sought to be initiated and will promptly communicate to Parent and Purchaser the identity of the Person or group making such request or inquiry (the "Potential Acquiror") and any other
                                           ------------------
terms of such request, inquiry or Acquisition Proposal. Such notification shall include copies of any written communications received from the Potential Acquiror. If the Company (or any of its Subsidiaries or its or their respective officers, directors, employees, representatives, agents or affiliates) participates in discussions or negotiation with, or provides information to, a Potential Acquiror, the Company will keep Parent advised on a current basis of any developments with respect thereto.

          (c) The Company will, and will cause its Subsidiaries and its and their respective officers, directors, employees, representatives, agents and affiliates to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons other than Parent, Purchaser or any of their respective affiliates or associates conducted prior to the date hereof with respect to any Acquisition Proposal.

          (d) Unless and until this Agreement has been terminated in accordance with Section 8.01, the Company shall not (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation of the Offer or the Merger as set forth in Section 1.02(a), (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, (iii) release any third party from any confidentiality or standstill agreement to which the Company is a party or fail to enforce to the fullest extent possible, or grant any waiver or request or consent to any Acquisition Proposal under any such agreement, (iv) redeem the Rights or amend, or take any other action with respect to, the Rights Agreement to facilitate any Acquisition Proposal or (v) enter into any letter of intent, agreement in principle, acquisition agreement or other agreement related to any Acquisition Proposal. Without limiting any other rights of Parent and Purchaser under this Agreement in respect of any such action, any withdrawal or modification by the Company of the approval or recommendation of the Offer or the Merger shall not have any effect on the approvals of, and other actions referred to herein for the purpose causing Takeover Laws and the Rights Agreement to be inapplicable to, this Agreement and the Shareholder Option Agreement and the transactions contemplated hereby and thereby, which approvals and actions are irrevocable.

          (e) Nothing contained in this Section 6.02 shall prohibit the Company or its Board of Directors from taking and disclosing to the Company's Shareholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

          (f)  For purposes of this Agreement, (i) "Acquisition Proposal" means
                                                    --------------------
any offer or proposal, or any indication of interest in making an offer or proposal, made by a Person or group at any time which is structured to permit such Person or group to acquire beneficial ownership of any material portion of the assets of, or at least 5% of the equity interest in, or businesses of, the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the Offer and the Merger and (ii) "Superior Proposal" means any unsolicited, bona fide Acquisition Proposal made
 -----------------
in writing in respect of which the Board of Directors of the Company has reasonably determined in good faith (A) after consulting with and receiving the advice of its independent financial advisors to such effect, that the Potential Acquiror has the financial wherewithal to consummate such Acquisition Proposal without having to obtain new financing,

(B) after receiving the advice of its independent financial advisors to such effect, that such Acquisition Proposal would involve consideration that is superior to the consideration under the Offer and the Merger and (C) after consulting with and receiving the advice of its outside counsel and independent financial advisors to such effect, that such Acquisition Proposal is reasonably likely to be consummated without undue delay.

          SECTION 6.03  Access to Information.
                        ---------------------

          (a) From and after the date of this Agreement, the Company will (i) give Parent and Purchaser and their authorized accountants, investment bankers, counsel and other representatives complete access (during regular business hours upon reasonable notice) to all employees, plants, offices, warehouses and other facilities and to all books, contracts, commitments and records (including Tax returns) of the Company and its Subsidiaries and cause the Company's and its Subsidiaries' independent public accountants to provide access to their work papers and such other information as Parent or Purchaser may reasonably request,
(ii) permit Parent and Purchaser to make such inspections as they may require,
(iii) cause its officers and those of its Subsidiaries to furnish Parent and Purchaser with such financial and operating data and other information with respect to the business, properties and personnel of the Company and its Subsidiaries as Parent or Purchaser may from time to time request and (iv) furnish promptly to Parent and Purchaser a copy of each report, schedule and other document filed or received by the Company during such period pursuant to the requirements of the federal or state securities laws.

          (b) Information obtained by Parent or Purchaser pursuant to Section 6.03(a) shall be subject to the provisions of the Confidentiality Agreement, the terms of which are incorporated herein by reference.

          SECTION 6.04  Reasonable Best Efforts.
                        -----------------------

          (a) Subject to the terms and conditions herein provided for, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement; provided, however, that nothing in
                                             --------  -------
this Agreement (other than as expressly provided for in Section 1.01) shall obligate Parent or Purchaser to keep the Offer open beyond the expiration date set forth in the Offer (as it may be extended from time to time). Without limiting the foregoing, (i) each of the Company, Parent and Purchaser shall use its commercially reasonable efforts to make promptly any required submissions under the HSR Act which the Company or Parent determines should be made, in each case, with respect to the Offer, the Merger, this Agreement or the Shareholder Option Agreement and the transactions contemplated hereby and thereby and (ii) Parent, Purchaser and the Company shall cooperate with one another (A) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other federal, state or foreign law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to the Company's business in connection with the consummation of the transactions contemplated by this Agreement and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action.

          (b) In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated hereby is commenced, whether before or after the Effective Time, the parties hereto agree to cooperate and use their commercially reasonable efforts to defend vigorously against it and respond thereto.

          (c) Nothing in this Agreement shall obligate Parent, Purchaser or any of their respective Subsidiaries or affiliates to agree (i) to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including the Shares), or to divest, dispose of or hold separate any securities or all or a material portion of their respective businesses, assets or properties or of the business, assets or properties of the Company or any of its Subsidiaries or (ii) to limit in any material manner whatsoever the ability of such entities (A) to conduct their respective businesses or own such assets or properties or to conduct the businesses or own the properties or assets of the Company and its Subsidiaries or (B) to control their respective businesses or operations or the businesses or operations of the Company and its Subsidiaries.

          SECTION 6.05  Indemnification and Insurance.
                        -----------------------------

          (a) Parent and Purchaser agree that all rights to indemnification existing in favor of the present or former directors, officers and employees of the Company or any of its Subsidiaries as provided in the Company's Articles of Incorporation or Bylaws, or the articles of organization, bylaws or similar documents of any of the Company's Subsidiaries as in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of not less than the statutes of limitations applicable to such matters, and Parent agrees to cause the Surviving Corporation to comply fully with its obligations hereunder and thereunder.

          (b) The Surviving Corporation will cause to be maintained in effect for a period of six years after the Effective Time, in respect of acts or omissions occurring prior to the Effective Time (but only in respect thereof), policies of directors' and officers' liability insurance covering the persons currently covered by the Company's existing directors' and officers' liability insurance policies and providing substantially similar coverage to such existing policies; provided, however, that the Surviving Corporation will not be required
          --------  -------
in order to maintain such directors' and officers' liability insurance policies to pay an annual premium in excess of 200% of the aggregate annual amounts currently paid by the Company to maintain the existing policies (which amount is not more than $50,000); and provided further that, if equivalent coverage cannot
                            ----------------
be obtained, or can be obtained only by paying an annual premium in excess of 200% of such amount, the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to 200% of such amount.

          (c) This Section 6.05 shall survive the consummation of the Merger and is intended to benefit, and shall be enforceable, by any Person or entity entitled to be indemnified hereunder (whether or not parties to this Agreement).

          SECTION 6.06  Employee Matters
                        ----------------

          (a) Prior to the Effective Time, except as set forth below, the Company will, and will cause its Subsidiaries to, and from and after the Effective Time, Parent will, and will cause the Surviving Corporation to, honor, in accordance with their terms all existing employment and severance agreements between the Company or any of its Subsidiaries and any officer, director or employee of the Company or any of its Subsidiaries specified in Section 4.09(f) of the Disclosure Letter.

          (b) The Company shall take, or cause to be taken, all action necessary, as promptly hereafter as reasonably practicable, to amend any plan maintained by the Company or any of its Subsidiaries to eliminate, as of the date hereof, all provisions for the purchase of Shares directly from the Company or any of its Subsidiaries or securities of any Subsidiary.

          (c) Parent will, and will cause the Surviving Corporation to, cause service rendered by employees of the Company and its Subsidiaries prior to the Effective Time to be taken into account for vesting and eligibility purposes under employee benefit plans of Parent, the Surviving Corporation and its Subsidiaries, to the same extent as such service was taken into account under the corresponding plans of the Company and its Subsidiaries for those purposes. Employees of the Company and its Subsidiaries will not be subject to any pre-existing condition limitation under any health plan of Parent, the Surviving Corporation or its Subsidiaries for any condition for which they would have been entitled to coverage under the corresponding plan of the Company or its Subsidiaries in which they participated prior to the Effective Time. Parent will, and will cause the Surviving Corporation and its Subsidiaries, to give such employees credit under such plans for co-payments made and deductibles satisfied prior to the Effective Time.

          (d) No later than two business days prior to its distribution, the Company and its Subsidiaries shall provide Parent and Purchaser with a copy of any communication intended to be made to any of their respective employees relating to the transactions contemplated hereby, and will provide an opportunity for Parent and Purchaser to make reasonable revisions thereto.

          SECTION 6.07  Takeover Laws.  The Company shall, upon the request of
                        -------------
Parent or Purchaser, take all reasonable steps to exclude the applicability of, or to assist in any challenge by Parent or Purchaser to the validity, or applicability to the Offer, the Merger or any other transaction contemplated by this Agreement or the Shareholder Option Agreement of, any Takeover Laws.

          SECTION 6.08  Proxy Statement.  Unless the Merger is consummated in
                        ---------------
accordance with Section 180.1104 of the WBCL as contemplated by Section 2.09, the Company shall prepare and file with the SEC, subject to the prior review and approval of Parent and Purchaser (which approval shall not be unreasonably withheld), as soon as practicable after the consummation of the Offer, a preliminary proxy or information statement (the "Preliminary Proxy Statement")
                                                 ---------------------------
relating to the Merger as required by the Exchange Act and the rules and regulations thereunder, with respect to the transactions contemplated hereby. The Company shall obtain and furnish the information required to be included in the Preliminary Proxy Statement, shall provide Parent and Purchaser with, and consult with Parent and Purchaser regarding, any comments that may be received from the SEC or its staff with respect thereto, shall, subject to the prior review and approval of Parent and Purchaser (which approval shall not be unreasonably withheld), respond promptly to any such comments made by the SEC or its staff with respect to the Preliminary Proxy Statement, shall cause the Proxy Statement to be mailed to the Company's shareholders at the earliest practicable date and shall use its commercially reasonable efforts to obtain the necessary approval of the Merger by its shareholders.

          SECTION 6.09  Notification of Certain Matters.  The Company shall give
                        -------------------------------
prompt notice to Parent and Purchaser, and Parent or Purchaser, as the case may be, shall give prompt notice to the Company, of the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which is likely
(a) to cause any representation or warranty of such party contained in this Agreement (disregarding any materiality qualification contained therein) to be untrue or inaccurate in any material respect at or prior to the Effective Time and (b) to result in any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied hereunder (including the conditions set forth in Exhibit A); provided, however,
                                                             --------  -------
that the delivery of any notice pursuant to this Section 6.09 shall not limit or otherwise affect the remedies available hereunder to any of the parties receiving such notice.

          SECTION 6.10  Subsequent Filings. Until the Effective Time, the
                        ------------------
Company will timely file with the SEC each form, report and document required to be filed by the Company under the Exchange Act and will promptly deliver to Parent and Purchaser copies of each such report filed with the SEC. As of their respective dates, none of such reports shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Company included in such reports shall be prepared in accordance with generally accepted accounting principles in the United States applied on a consistent basis (except as may be indicated in the notes thereto) and shall fairly present the financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the results of their operations and changes in financial position for the periods then ended.

          SECTION 6.11  Press Releases.  Parent, Purchaser and the Company will
                        --------------
consult with each other before issuing any press release or otherwise making any public statements with respect to the Offer or the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation (and affording the other party or parties an opportunity to comment thereon), except as may be required by applicable law or the rules and regulations of The Nasdaq Stock Market, the New York Stock Exchange or other securities stock exchange or other quotation system on which the securities of Parent or the Company are listed or quoted as the case may be.

                                  ARTICLE VII

                   CONDITIONS TO CONSUMMATION OF THE MERGER

          SECTION 7.01  Conditions to Each Party's Obligation to Effect the
                        ---------------------------------------------------
Merger'.  The respective obligations of each party to effect the Merger are
------
subject to the satisfaction or waiver, where permissible, prior to the proposed Effective Time, of the following conditions:

          (a) unless the Merger is consummated pursuant to Section 180.1104 of the WBCL as contemplated by Section 2.09, the plan of merger (as such term is used in Section 180.1101 of the WBCL) contained in this Agreement shall have been adopted by the affirmative vote of the shareholders of the Company required by and in accordance with applicable law;

          (b) all necessary waiting periods under (i) the HSR Act applicable to the Merger and (ii) any non-United States competition or antitrust laws which Purchaser determines, in its reasonable discretion, are applicable to this Agreement and the transactions contemplated hereby, shall have expired or been terminated;

          (c) no statute, rule, regulation, executive order, judgment, decree or injunction shall have been enacted, entered, issued, promulgated or enforced by any court or Governmental Entity against Parent, Purchaser or the Company and be in effect that prohibits or restricts the consummation of the Merger or makes such consummation illegal (each party agreeing to use all commercially reasonable efforts to have such prohibition lifted); and

          (d) Purchaser shall have accepted for purchase and paid for the Shares tendered pursuant to the Offer in accordance with the terms of this Agreement (as the same may be amended from time to time).

                                 ARTICLE VIII

                        TERMINATION; AMENDMENT; WAIVER

          SECTION 8.01  Termination.  This Agreement may be terminated and the
                        -----------
Merger may be abandoned at any time (notwithstanding approval thereof by the shareholders of the Company) prior to the Effective Time (with any termination by Parent also being an effective termination by Purchaser):

          (a)  by mutual written consent of the Company and Parent;

          (b) by Parent or the Company if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement or the Shareholder Option Agreement and such order, decree, ruling or other action shall have become final and non-appealable;

          (c) by the Company if (i) Purchaser fails to commence the Offer in violation of Section 1.01 hereof, (ii) Purchaser shall not have accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms thereof on or before January 10, 2000 or (iii) Purchaser fails to purchase validly tendered Shares in violation of the terms of this Agreement;

          (d) by Parent if due to an occurrence or circumstance which would result in a failure to satisfy any of the Offer Conditions, Purchaser shall have (i) not commenced the Offer within the time required by Regulation 14D under the Exchange Act, (ii) terminated the Offer without purchasing any Shares pursuant to the Offer or (iii) failed to accept for payment Shares pursuant to the Offer prior to January 10, 2000;

          (e) by the Company, prior to the purchase of Shares pursuant to the Offer, if (i) the Company has complied with its obligations under Section 6.02, (ii) the Company has given Parent and Purchaser at least three business days advance notice of its intention to accept or recommend a Superior Proposal and of all of the terms and conditions of such Superior Proposal, (iii) the Company's Board of Directors, after taking into account any modifications to the terms of the Offer and the Merger proposed by Parent and Purchaser after receipt of such notice, continues to believe such Acquisition Proposal constitutes a Superior Proposal and (iv) the Board of Directors of the Company, after consultation with outside legal counsel to the Company, determines in good faith that failure to do so would result in a breach of the fiduciary duty of the Board of Directors of the Company to the shareholders of the Company under applicable law; provided that the termination described in this Section 8.01(e) shall not
     --------
     be effective unless and until the Company shall have paid to Parent all of the fees and expenses described in Section 8.02 including, without limitation, the Termination Fee; or

          (f) by Parent, prior to the purchase of Shares pursuant to the Offer, if the Company breaches any of its covenants in Sections 6.02 or the Board of Directors shall have resolved to effect any of the actions referred to in Section 6.02(d).

          SECTION 8.02  Effect of Termination.  If this Agreement is terminated
                        ---------------------
and the Merger is abandoned pursuant to Section 8.01 hereof, this Agreement, except for the provisions of Sections 6.03(b), 8.02, 8.03 and Article IX hereof, shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers, employees or shareholders.
Nothing in this Section 8.02 shall relieve any party to this Agreement of liability for any breach of this Agreement.

          SECTION 8.03  Fees and Expenses.  (a) Whether or not the Merger is
                        -----------------
consummated, except as otherwise specifically provided herein, all costs and expenses incurred in connection with the Offer, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

          (b)  In the event that this Agreement is terminated pursuant to (i)
Section 8.01(e) or 8.01(f) or (ii) Section 8.01(b), 8.01(c)(ii) or 8.01(d) and
(in the case of clause (ii) only) either (A) prior to such termination an Acquisition Proposal shall have been made or publicly announced or (B) within 12 months thereafter an Acquisition Proposal shall have been consummated, then the Company shall reimburse Parent for the out-of-pocket fees and expenses of Parent and the Purchaser (including printing fees, filing fees and fees and expenses of its legal and financial advisors) related to the Offer, this Agreement, the transactions contemplated hereby and any related financing up to a maximum of $750,000 (seven hundred and fifty thousand dollars) (collectively "Expenses") and pay Parent a termination fee of $4,000,000 million
               --------
(four million dollars) (the "Termination Fee") in immediately available funds by
                             ---------------
wire transfer to an account designated by Parent. If such amounts become payable pursuant to clause (i) or (ii)(A) of this Section 8.03(b), they shall be payable simultaneously with such termination (in the case of a termination by the Company) or within one business day thereafter (in the case of a termination by Parent). If such amounts become payable pursuant to clause (ii)(B) of this
Section 8.03(b), they shall be payable simultaneously with completion of such Acquisition Proposal.

          (c) Without limiting other remedies available to Parent or Purchaser under this Agreement or otherwise, in the event this Agreement is terminated pursuant to Section 8.01(c)(ii) or Section 8.01(d) as a result of the failure to satisfy the conditions set forth in paragraph (f) of Exhibit A, then the Company shall promptly (and in any event with one business day after such termination) reimburse Parent for Expenses in immediately available funds by wire transfer to an account designated by Parent.

          (d) The prevailing party in any legal action undertaken to enforce this Agreement or any provision hereof shall be entitled to recover from the other party the costs and expenses (including attorneys' and expert witness fees) incurred in connection with such action.

          SECTION 8.04  Amendment.  To the extent permitted by applicable law,
                        ---------
this Agreement may be amended by action taken by or on behalf of the Boards of Directors of the Company, Parent and Purchaser, subject in the case of the Company to Section 1.04(b), at any time before or after adoption of this Agreement by the shareholders of the Company but, after any such shareholder approval, no amendment shall be made which decreases the Merger Consideration or which adversely affects the rights of the Company's shareholders hereunder without the approval of the shareholders of the Company. This Agreement may not be amended, changed, supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

          SECTION 8.05  Extension; Waiver; Remedies.  (a) At any time prior to
                        ---------------------------
the Effective Time, the parties hereto, by action taken by or on behalf of the respective Boards of Directors of the Company, Parent and Purchaser, subject in the case of the Company to Section 1.04(b), may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

          (b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party. The failure of any party hereto to exercise any rights, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

                                   ARTICLE IX

                                 MISCELLANEOUS

          SECTION 9.01  Survival of Representations and Warranties.  The
                        ------------------------------------------
representations and warranties made in Articles IV and V shall not survive beyond the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

          SECTION 9.02  Entire Agreement; Assignment. This Agreement, together
                        ----------------------------
with the Disclosure Letter and the Confidentiality Agreement, constitutes the entire agreement between the parties with respect to subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to subject matter hereof. The Agreement shall not be assigned by any party by operation of law or otherwise without the prior written consent of the other parties, provided, that Parent or Purchaser may
                                      --------
assign any of their respective rights and obligations to any direct or indirect Subsidiary of Parent, but no such assignment shall relieve Parent or Purchaser, as the case may be, of its obligations hereunder.

          SECTION 9.03  Jurisdiction.  Each of the parties hereto (a) consents
                        ------------
to submit itself to the personal jurisdiction of any New York state court located in the Borough of Manhattan, City of New York or any Federal court located in such Borough in the event any dispute arises out of this Agreement or any transaction contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any transaction contemplated by this Agreement in any court other than any such court and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated by this Agreement. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York located in the Borough of Manhattan, City of New York or in any Federal court located in such Borough, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

          SECTION 9.04  Validity.  Whenever possible, each provision or portion
                        --------
of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

          SECTION 9.05  Notices.  All notices, requests, claims, demands and
                        -------
other communications hereunder shall be given (and shall be deemed to have been duly received if given) by hand delivery in writing or by facsimile transmission with confirmation of receipt, as follows:

          if to Parent or Purchaser:

          United Technologies Corporation
          United Technologies Building
          1 Financial Plaza
          Hartford, Connecticut  06101
          Attention:  General Counsel
          Facsimile:  860-728-7862

          and to:

          Cleary, Gottlieb, Steen & Hamilton
          One Liberty Plaza
          New York, New York 10006
          Attention:  Christopher E. Austin
          Facsimile:  212-225-3999

          if to the Company:

          Cade Industries, Inc.
          2365 Woodlake Drive, Suite 120
          Okemos, MI 48864

          Attention:  Richard A. Lund
          Facsimile: 517-347-6185

          With a copy to:

          Quarles & Brady LLP
          411 E. Wisconsin Avenue
          Milwaukee, WI  53202-4497

          Attention:  Conrad G. Goodkind
          Facsimile:  414-271-3552

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

          SECTION 9.06  Governing Law.  This Agreement shall be governed by and
                        -------------
construed in accordance with the laws of the State of New York, except in so far as mandatory provisions of the WBCL apply to the Merger.

          SECTION 9.07  Descriptive Headings.  The descriptive headings herein
                        --------------------
are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          SECTION 9.08  Parties in Interest.  This Agreement shall be binding
                        -------------------
upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except for Section 6.05 (which is intended to be for the benefit of the Persons referred to therein, and may be enforced by any such Persons).

          SECTION 9.09  Counterparts.  This Agreement may be executed in
                        ------------
counterparts (by facsimile or otherwise), each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

          SECTION 9.10  Certain Definitions.
                        -------------------

          (a)  "beneficially owned" or "beneficial ownership" with respect to
                ------------------      --------------------
any securities shall mean having "beneficial ownership" of such securities as determined pursuant to Rule 13d-3 under the Exchange Act.

          (b)  "Material Adverse Effect" shall mean any material and adverse
                -----------------------
effect on any of the condition (financial or otherwise), business, properties, assets, liabilities, results of operations or prospects of the Company and its Subsidiaries taken as a whole.

          (c)  "Person" shall mean any individual, corporation, limited
                ------
liability company, partnership, association, trust, estate or other entity or organization.

          (d)  "Subsidiary" shall mean, when used with reference to an entity,
                ----------
any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, or a majority of the outstanding voting securities of which, are owned directly or indirectly by such entity.

          (e)  The term "affiliate" shall have the meaning given to such term in
                         ---------
Rule 12b-2 under the Exchange Act.

          (f)  The term "associate" shall have the meaning given to such term in
                         ---------
Rule 12b-2 under the Exchange Act.

          (g)  The term "hereby" shall be deemed to refer to this Agreement in
                         ------
its entirety, rather than to any Article, Section, or other portion of this Agreement.

          (h)  The term "including" shall be deemed to be followed by the phrase
                         ---------
"without limitation."

          (i)  The term "the transactions contemplated hereby" shall include the
                         ------------------------------------
making and consummation of the Offer, the execution of the Shareholder Option Agreement and the exercise by Parent and Purchaser of the Option and the acquisition of Shares pursuant thereto and the exercise by Parent or Purchaser of any other rights thereunder, and consummation of the Merger.


           [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all at or on the day and year first above written.


                            UNITED TECHNOLOGIES CORPORATION

                            By:  /s/ KARL J. KRAPEK
                                 ----------------------------
                                 Name: Karl J. Krapek
                                 Title: President & Chief Operating Officer


                            SPHERE CORPORATION

                            By:  /s/ ARI BOUSBIB
                                 ----------------------------
                                 Name: Ari Bousbib
                                 Title: President and Director


                            CADE INDUSTRIES, INC.

                            By:  /s/ RICHARD A. LUND
                                 ----------------------------
                                 Name: Richard A. Lund
                                 Title: President and Chief Executive Officer

                                                                       EXHIBIT A
                                                                       ---------

                            CONDITIONS TO THE OFFER
                            -----------------------

          Capitalized terms used in this Exhibit A and not otherwise defined herein shall have the meanings assigned to them in the Agreement to which it is attached (the "Merger Agreement").
               ----------------

          Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment, purchase or pay for any Shares tendered in connection with the Offer and may terminate or, subject to the terms of the Merger Agreement, amend the Offer, if (i) there shall not be validly tendered and not properly withdrawn prior to the expiration date for the Offer (the "Expiration Date") that number of Shares which, together with any Shares
----------------
beneficially owned by Purchaser or Parent (including Shares which Purchaser has the immediate right to acquire under the Shareholder Option Agreement), represents at least 75% of the total number of outstanding Shares on a fully diluted basis, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated, or (iii) at any time on or after the date of the Merger Agreement and prior to the Expiration Date, any of the following conditions exist:

          (a) there shall have been any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction, proposed, sought, promulgated, enacted, entered, enforced, issued, amended or deemed applicable to Parent, Purchaser, the Company, any other affiliate of Parent or the Company, the Offer or the Merger, that is reasonably likely, directly or indirectly, to (1) make the acceptance for payment of, or payment for or purchase of some or all of the Shares pursuant to the Offer illegal, or otherwise restrict or prohibit or make materially more costly the consummation of the Offer or the Merger, (2) result in a significant delay in or restrict the ability of Purchaser to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer or to effect the Merger, (3) render Purchaser unable to accept for payment or pay for or purchase some or all of the Shares pursuant to the Offer, (4) impose material limitations on the ability of Parent, Purchaser or any of their respective Subsidiaries or affiliates to acquire or hold, transfer or dispose of, or effectively to exercise all rights of ownership of, some or all of the Shares including the right to vote the Shares purchased by it pursuant to the Offer on an equal basis with all other Shares on all matters properly presented to the Shareholders of the Company, (5) require the divestiture by Parent, Purchaser or any of their respective Subsidiaries or affiliates of any Shares, or require Purchaser, Parent, the Company, or any of their respective Subsidiaries or affiliates to dispose of or hold separate all or any material portion of their respective businesses, assets or properties or impose any material limitations on the ability of any of such entities to conduct their respective businesses or own such assets, properties or Shares or on the ability of Parent or Purchaser to conduct the business of the Company and its Subsidiaries and own the assets and properties of the Company and its Subsidiaries, (6) impose any material limitations on the ability of Parent, Purchaser or any of their respective Subsidiaries or affiliates effectively to control the business or operations of the Company, Parent, Purchaser or any of their respective Subsidiaries or affiliates or (7) otherwise materially adversely affect Parent, Purchaser, the Company or any of their respective Subsidiaries or affiliates, or their business, assets, liabilities, condition (financial or otherwise), results of operations or prospects, or the value of the Shares or otherwise make consummation of the Offer or the Merger unduly burdensome;

          (b) there shall have been threatened, instituted or pending any action, proceeding or counterclaim by or before any Governmental Entity, challenging the making of the Offer or the acquisition by Purchaser of the Shares pursuant to the Offer or the consummation of the Merger, or seeking to obtain any material damages, or seeking to, directly or indirectly, result in any of the consequences referred to in clauses (1) through (7) of paragraph (a) above;

          (c) there shall have occurred (1) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or in the over-the-counter market in the United States, (2) the declaration of any banking moratorium or any suspension of payments in respect of banks or any limitation (whether or not mandatory) on the extension of credit by lending institutions in the United States, (3) the commencement of a war, armed hostilities or any other international or national calamity involving the United States or (4) in the case of any of the foregoing existing at the time of the execution of the Merger Agreement, a material acceleration or worsening thereof;

          (d) any Person or "group" (as such term is used in Section 13(d)(3) of the Exchange Act) other than Parent, Purchaser or the Option Grantors or any of their respective affiliates shall have become the beneficial owner (as that term is used in Rule 13d-3 under the Exchange Act) of more than 25% of the outstanding Shares;

          (e) there shall have occurred any change, condition, event or development that, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect;

          (f) the Company shall have breached or failed to comply in any material respect with any of its obligations, covenants, or agreements under the Merger Agreement or any representation or warranty of the Company contained in the Merger Agreement that is qualified as to materiality shall not be true and correct, or any such representation or warranty that is not so qualified shall not be true and correct and has had or is reasonably likely to have a Material Adverse Effect, in each case either as of when made or at and as of any time thereafter; or

          (g) the Merger Agreement shall have been terminated pursuant to its terms or shall have been amended pursuant to its terms to provide for such termination or amendment of the Offer;

which, in the good faith judgment of Parent or Purchaser, in any case, and regardless of the circumstances (excluding any direct action or inaction by Parent or Purchaser or any of their affiliates which to Parent's and Purchaser's knowledge is reasonably likely to cause any of the above conditions to exist) giving rise to any such condition, makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for Shares.

          The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted regardless of the circumstances (excluding any direct action or inaction by Parent or

Purchaser or any of their affiliates which to Parent's or Purchaser's knowledge is reasonably likely to cause such condition to exist) or waived by Parent or Purchaser in whole or in part at any time or from time to time in its reasonable discretion subject to the terms and conditions of the Merger Agreement. The failure of Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by Parent or Purchaser concerning the events described above will be final and binding on all parties.